Exhibit 99.1

October 31, 2024

IDACORP, Inc. Announces Third Quarter 2024 Results, Increases Lower-End of Earnings Guidance Range

BOISE, Idaho--IDACORP, Inc. (NYSE: IDA) reported third quarter 2024 net income attributable to IDACORP of $113.6 million, or $2.12 per diluted share, compared with $105.3 million, or $2.07 per diluted share, in the third quarter of 2023.

“We had a strong third quarter and benefited from customer growth, rate changes, and weather conditions that contributed to higher customer usage,” said IDACORP President and Chief Executive Officer Lisa Grow. "As expected, higher depreciation and interest expense partially offset those benefits during the quarter, as we continued to acquire resources and build infrastructure to respond to rapidly growing customer needs.”

“We are also excited to announce the results of our request for proposal process for energy and capacity resource needs in 2026 and 2027. From that process, Idaho Power expects to procure additional company-owned battery resources and its first-ever company-owned wind power project in Wyoming, along with several power purchase arrangements,” Grow added.

IDACORP is increasing the lower-end of its previously reported full-year 2024 earnings guidance to the range of $5.35 to $5.45 per diluted share. Idaho Power's expectation of additional tax credits it will use to support earnings also improved to a range of $25 to $35 million in 2024. The earnings guidance also assumes normal weather conditions and normal power supply expenses through the remainder of the year.

Summary of Financial Results

The following is a summary of net income attributable to IDACORP and IDACORP's earnings per diluted share for the three and nine months ended September 30, 2024 and 2023 (in thousands, except earnings per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income attributable to IDACORP, Inc.	$113,605	$105,264	$251,298	$229,936
Weighted average outstanding shares – diluted	53,485	50,805	52,179	50,762
IDACORP, Inc. earnings per diluted share	$2.12	$2.07	$4.82	$4.53

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2024, from the same periods in 2023 (items are in millions and are before related income tax impact unless otherwise noted):

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2023		$105.3		$229.9
Increase (decrease) in Idaho Power net income:
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment and Idaho Fixed Cost Adjustment (FCA) mechanisms	19.3		44.0
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	7.4		17.1
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	3.1		(0.8)
Transmission wheeling-related revenues, net of Idaho-jurisdiction power cost adjustment (PCA) mechanism impacts	0.5		(3.0)
Other operations and maintenance (O&M) expenses	(20.3)		(47.9)
Depreciation expense	(5.6)		(21.8)
Other changes in operating revenues and expenses, net	3.3		21.8
Increase in Idaho Power operating income	7.7		9.4
Non-operating expense, net	2.4		0.2
Additional accumulated deferred investment tax credits (ADITC) amortization	2.5		15.0
Income tax expense, excluding additional ADITC amortization	(4.5)		(4.6)
Total increase in Idaho Power net income		8.1		20.0
Other IDACORP changes (net of tax)		0.2		1.4
Net income attributable to IDACORP, Inc. - September 30, 2024		$113.6		$251.3

Net Income - Third Quarter 2024

IDACORP's net income increased $8.3 million for the third quarter of 2024 compared with the third quarter of 2023, due primarily to higher net income at Idaho Power.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment and FCA mechanisms, increased operating income by $19.3 million in the third quarter of 2024 compared with the third quarter of 2023. This benefit was due primarily to an overall increase in Idaho base rates, effective January 1, 2024, per the terms of the settlement stipulation for Idaho Power's 2023 Idaho general rate case (2023 Settlement Stipulation).

At Idaho Power, customer growth increased operating income by $7.4 million in the third quarter of 2024 compared with the third quarter of 2023, as the number of Idaho Power customers grew by approximately 16,500, or 2.6 percent, during the twelve months ended September 30, 2024. Usage per retail customer increased operating income by $3.1 million in the third quarter of 2024 compared with the third quarter of 2023. While there was an increase in usage per customer for most retail customer classes, usage per residential and irrigation customers were the primary contributors. Higher temperatures and lower precipitation compared with the third quarter of 2023 led residential customers to use more energy for cooling purposes and irrigation customers to run irrigation pumps more frequently.

Total other O&M expenses in the third quarter of 2024 were $20.3 million higher than the third quarter of 2023, partially related to approximately $4 million of increased pension-related expenses and an approximate $6 million increase in wildfire mitigation program and related insurance expenses. Both of these increases in expenses were partially offset by increases in retail revenues, as more costs are now recovered in base rates pursuant to the 2023 Settlement Stipulation. However, revenues related to these increased costs are not collected at the same rate that the expenses are incurred in the interim periods throughout the year due to the impact of volume-based rates and associated revenues. Inflationary pressures on labor-related costs also contributed to the increase in other O&M expenses. These increases in other O&M expenses were partially offset by a $2.9 million deferral of other O&M expenses related to the conversion from coal to natural gas for two units at the Jim Bridger power plant.

Depreciation expense increased $5.6 million in the third quarter of 2024 compared with the third quarter of 2023 due primarily to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, increased operating income by $3.3 million in the third quarter of 2024 compared with the third quarter of 2023, due primarily to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms, which increased other changes in operating revenues and expenses, net, compared with the same period in 2023. More moderate and less volatile wholesale natural gas and power market prices in the western United States and increased wholesale energy sales decreased Idaho Power's net power supply expenses in the third quarter of 2024 compared with the third quarter of 2023.

Non-operating expense, net, decreased $2.4 million in the third quarter of 2024 compared with the third quarter of 2023. Allowance for funds used during construction (AFUDC) increased in the third quarter of 2024 compared with the third quarter of 2023, as the average construction work in progress balance was higher, and interest income increased due to higher average cash balances and interest rates. These increases were partially offset by an increase in interest expense on long-term debt in the third quarter of 2024 compared with the third quarter of 2023, due primarily to an increase in long-term debt balances. Also offsetting the increases, Idaho Power's earnings from its investment in Bridger Coal Company (BCC) decreased $2.2 million in the third quarter of 2024 compared with the third quarter of 2023, due to a decrease in the amount included and recovered in base rates pursuant to the 2023 Settlement Stipulation.

The increase in income tax expense was principally the result of higher income before income taxes, partially offset by an increase in additional ADITC amortization. Based on Idaho Power's current expectations of full-year 2024 results, Idaho Power recorded $2.5 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during the third quarter of 2024, but recorded no additional ADITC amortization during the same period in 2023.

Net Income - Year-To-Date 2024

IDACORP's net income increased $21.4 million for the first nine months of 2024 compared with the first nine months of 2023, due primarily to higher net income at Idaho Power.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment and FCA mechanisms, increased operating income by $44 million in the first nine months of 2024 compared with the first nine months of 2023. This benefit was due primarily to an overall increase in Idaho base rates, effective January 1, 2024, per the terms of the 2023 Settlement Stipulation.

At Idaho Power, customer growth increased operating income by $17.1 million in the first nine months of 2024 compared with the first nine months of 2023. The benefit from customer growth was partially offset by a decrease in usage per retail customer of $0.8 million, as higher usage per customer in the second and third quarters of 2024 was more than offset by lower usage per customer in the first quarter of 2024. Overall, usage per customer was relatively flat for most customer classes.

Transmission wheeling-related revenues, net of PCA impacts, decreased $3.0 million during the first nine months of 2024 compared with the first nine months of 2023. Effective January 1, 2024, financial settlement of transmission line losses are subject to the PCA mechanism, as approved in the 2023 Settlement Stipulation, resulting in a smaller contribution of those revenues to net income compared with the first nine months of 2023 when the financial settlement of transmission line losses was not subject to the PCA mechanism.

Total other O&M expenses in the first nine months of 2024 were $47.9 million higher than the first nine months of 2023, partially related to approximately $13 million of increased pension-related expenses and an approximate $22 million increase in wildfire mitigation program and related insurance expenses. Both of these increases in expenses were partially offset by increases in retail revenues, as more costs are now recovered in base rates pursuant to the 2023 Settlement Stipulation; however, revenues related to these increased costs are not collected at the same rate that the expenses are incurred in the interim periods throughout the year. On a full-year basis for 2024, Idaho Power expects other O&M expenses related to its employee pension plans and its wildfire mitigation program and related insurance to increase approximately $18 million and $30 million, respectively, compared with 2023. Inflationary pressures on labor-related costs also contributed to the increase in other O&M expenses. These increases were partially offset by a $9.1 million increase in deferral of other O&M expenses related to the conversion from coal to natural gas for two units at the Jim Bridger power plant.

Depreciation expense increased $21.8 million for the first nine months of 2024 compared with the first nine months of 2023 due primarily to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, increased operating income by $21.8 million in the first nine months of 2024 compared with the first nine months of 2023, due partially to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms, which increased other changes in operating revenues and expenses, net, compared with the same period in 2023. More moderate wholesale natural gas and power market prices in the western United States and increased wholesale energy sales decreased Idaho Power's net power supply expenses in the first nine months of 2024 compared with the first nine months of 2023. The change was also partially due to the timing of recording and adjusting regulatory accruals and deferrals.

Non-operating expense, net, decreased $0.2 million in the first nine months of 2024 compared with the first nine months of 2023. AFUDC increased in the first nine months of 2024 compared with the first nine months of 2023, as the average construction work in progress balance was higher. In addition, interest income increased due to higher average cash balances and interest rates compared with the same period in 2023. These increases were partially offset by an increase in interest expense on long-term debt in the first nine months of 2024 compared with the first nine months of 2023, due primarily to an increase in long-term debt balances. Also offsetting the increases, Idaho Power's earnings from its investment in BCC decreased $5.5 million in the first nine months of 2024 compared with the first nine months of 2023, due to a decrease in the amount included and recovered in base rates pursuant to the 2023 Settlement Stipulation.

The increase in income tax expense was primarily the result of higher income before income taxes, partially offset by an increase in additional ADITC amortization. Based on Idaho Power's current expectations of full-year 2024 results, Idaho Power recorded $22.5 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during the first nine months of 2024, but recorded $7.5 million of additional ADITC amortization during the same period in 2023.

2024 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing the lower-end of its earnings guidance estimate for 2024 and its expectation for the use of additional ADITCs also improved. The 2024 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per diluted share)	$ 5.35 – $ 5.45	$ 5.30 – $ 5.45
Idaho Power Additional ADITCs	$ 25 – $ 35	$ 35 – $ 50
Idaho Power O&M Expense(3)	No change	$ 440 – $ 450
Idaho Power Capital Expenditures, Excluding AFUDC	No change	$ 925 – $ 975
Idaho Power Hydropower Generation (MWh)	7.0 – 7.5	7.0 – 8.0

(1) As of October 31, 2024. Assumes normal weather conditions and normal power supply expenses through the remainder of 2024.
(2) As of August 1, 2024, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.
(3) Approximately $48 million of the expected increase in other O&M expense, compared with 2023, relates to pension and wildfire mitigation plan expenses, approved for recovery in the 2023 Settlement Stipulation effective January 1, 2024. The increased other O&M expense is expected to be offset by collection through tariff-based retail revenues.

More detailed financial and operational information is provided in IDACORP’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 9290150. The conference call logistics are also posted on IDACORP's website. Slides will be included during the conference call. To access the slide deck, please visit www.idacorpinc.com/investor-relations. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing and other real estate tax credit investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. Its 2,100 employees proudly serve more than 640,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, power generation, cash flows, capital expenditures, regulatory filings, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions or actions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) expenses and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure projects that Idaho Power may be unable to complete, are delayed, or that may not be deemed prudent by regulators for cost recovery or return on investment; (d) expenses and risks associated with supplier and contractor delays and failure to satisfy project quality and performance standards on utility infrastructure projects, and the potential impacts of those delays and failures on Idaho Power's ability to serve customers; (e) the rapid addition of new industrial and commercial customer load and the volatility of such new load demand, resulting in increased risks and costs of power demand potentially exceeding supply and of purchasing energy and capacity in the market or acquiring or constructing additional capacity and energy resources, and the potential financial impacts of industrial customers not meeting forecasted power usage ramp rates or amounts; (f) impacts of economic conditions, including an inflationary or recessionary environment and increased interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments and on the timing and extent of their power usage, and collection of receivables; (g) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (h) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors and suppliers, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (i) changes in, failure to comply with, and costs of compliance with laws, regulations, policies, orders, and licenses, which may result in penalties and fines, increase compliance and operational costs, and impact recovery associated with increased costs through rates; (j) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation, repair costs, service interruptions, public safety power shutoffs and de-energization, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (k) advancement and adoption of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (l) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities and power supply costs; (m) ability to acquire equipment, materials, fuel, power, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility, lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or reduced credit quality or lack of counterparty and supplier credit; (n) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increased power supply costs and repair expenses, and reduced revenues; (o) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output; damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties; (p) acts or threats of terrorism, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (q) increased costs associated with purchases of power mandated by the Public Utility Regulatory Policies Act of 1978 from renewable energy sources; (r) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (s) unaligned goals and positions with co-owners of Idaho Power’s generation and transmission assets; (t) changes in tax laws or related regulations or interpretations of applicable laws or regulations by federal, state, or local taxing jurisdictions, and the availability of tax credits; (u) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (v) ability to obtain debt and equity financing or refinance existing debt when necessary and on satisfactory terms, which can be affected by factors such as credit ratings, reputational harm, volatility or disruptions in the financial markets, interest rates, decisions by the Idaho, Oregon, or Wyoming public utility commissions, and the companies' past or projected financial performance; (w) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses the companies may incur on those hedges, which can be affected by factors such as the volume of hedging transactions and degree of price volatility; (x) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other postretirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) remediation costs associated with planned cessation of coal-fired operations at Idaho Power's co-owned coal plants and conversion of the plants to natural gas; (z) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance and capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; (aa) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements or new interpretations of existing requirements; and (ab) changing market dynamics due to the emergence of day ahead or other energy and transmission markets in the western United States. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for the companies to predict all such factors, nor can they assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Amy I. Shaw	Jordan Rodriguez
VP of Finance, Compliance & Risk	Corporate Communications
Phone: (208) 388-5611	Phone: (208) 388-2460
AShaw@idahopower.com	JRodriguez@idahopower.com

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